Exhibit 107

Calculation of Filing Fee Table

S-1

(Form Type)

Safe and Green Development Corporation

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee(3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Equity	Units, consisting of	Rule 457(o)	-	-	$8,000,000	$0.00014760	$1,180.80
Equity	common stock, par value $0.001 per share	Rule 457(i)	-	-	Included above	-	-
Equity	Pre-Funded Warrants to purchase shares of common stock(4)	Rule 457(i)	-	-	Included above	-	-
Equity	Common stock issuable upon exercise of the Pre-Funded Warrant	Rule 457(i)	-	-	Included above	-	-
Equity	Warrants to purchase shares of common stock(4)	Rule 457(i)	-	-	-	-	-
Equity	Common stock issuable upon exercise of the Warrant	Rule 457(o)	-	-	$8,000,000	$0.00014760	$1,180.80
Equity	Placement Agent’s warrants to purchase shares of common stock(4)	Rule 457(g)	-	-	-	-	-
Equity	Common stock issuable upon exercise of the Placement Agent’s Warrant(5)	Rule 457(o)	-	-	$240,000	$0.00014760	$35.43

Total Offering Amounts					$16,240,000		$2,397.03
Total Fees Previously Paid							-
Total Fee Offsets							-
Net Fee Due							$2,397.03

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Pursuant to Rule 416(a) under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(3)	Calculated pursuant to Rule 457(o) under the Securities Act based on an estimate of the proposed maximum offering price.
(4)	No separate registration fee required pursuant to Rule 457 under the Securities Act.
(5)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. We have agreed to issue, upon the closing of this offering, placement agent’s warrants to Maxim Group LLC (or its designees) entitling it to purchase up to 3.0% of the aggregate shares of Common Stock sold in this offering (including shares of common stock issuable pursuant to Pre-Funded Warrants sold in this offering). We have calculated the proposed maximum aggregate offering price of the common stock underlying the representative’s warrants by assuming that such warrants are exercisable at a price per share equal to the public offering price per Unit.